VALLEY FORGE LIFE INSURANCE COMPANY
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Executive Office:            A Stock Company      Home Office:
CNA Plaza                                         401 Penn St.
Chicago, Illinois  60685                          Reading, Pennsylvania 19601


                        TERM INSURANCE ON CHILDREN RIDER

This rider forms a part of the policy to which it is attached. It is issued in consideration of your application and premium paid.

BENEFIT

We agree to pay the beneficiary the following amount for each unit of coverage if a covered child's death occurs while this rider is in force or within the conversion period described below:

1. $250 if the covered child's death occurs after his or her 14th day of age and before his or her age of 6 months; or

2. $1,000 if the covered child's death occurs on or after his or her age 6 months and before the policy anniversary nearest the covered child's 22nd birthday.

COVERED CHILD

Covered child means a child, stepchild or legally adopted child of the Insured who is more than 14 days old but less than 22 years old and who is either:

1. named in the application for this rider and is under eighteen years of age on or before the date of the application; or

2. acquired by the Insured after the date of the application but before such child's 18th birthday and before the expiry date of this rider.

BENEFITS AFTER THE INSURED'S DEATH

If the policy terminates by the death of the Insured, existing coverage on any child under this rider will be continued as fully paid-up insurance until the child's 22nd birthday. At age 22, conversion will be allowed as provided below. The paid-up insurance will have policy value based on the 1980 CSO Mortality Table Age Nearest Birthday with interest at 5 1/2% compounded annually. The paid-up insurance may be surrendered for its surrender value. Information about the policy value will be furnished upon request.

COST

The cost of this rider will be added to the monthly deduction described in the policy. Its cost is shown in the Policy Schedule.

CHANGE OF BENEFITS

The units of coverage may be changed any time after this rider is one year old by written notice. The following conditions apply:

1. Any approved change will become effective on the business day after we receive notice.

2.   Changed benefits will be shown on a Supplemental Policy Schedule.

CONVERSION

Any covered child may convert his or her insurance to a permanent plan of insurance then available from us at the child's attained age. The amount converted may not be less than the amount of insurance then in force under this rider and no more than five times that amount. No proof of insurability will be required for the conversion policy, except for any benefits added by rider. The suicide and incontestability provisions of the converted policy will be waived.

BENEFICIARY

Unless changed by written notice, the beneficiary of this rider will be determined in the following order:

1.   the Insured under the base policy, if living; then

2.   the Insured's spouse, if living; then

3. the children, step-children and legally adopted children of the Insured equally, if living; then

4.   the estate of the deceased covered child.

ASSIGNMENT

The benefits of this rider cannot be assigned.

OWNERSHIP

The owner of this policy is the owner of this rider.

TERMINATION

This rider terminates:

1. When you give us written notice to terminate it and send us the policy to show the change; or

2.   On the policy anniversary on or nearest the Insured's age 65; or

3.   When the policy terminates.

GENERAL

All provisions of the policy not in conflict with this rider apply to this rider. If this rider is issued with the policy, its effective date is the policy date shown on the Policy Schedule. If this rider is issued after the policy date, or if coverage is increased, decreased or reinstated, its effective date is shown in a Supplemental Policy Schedule.


Signed for the Company at its Executive Office, CNA Plaza, Chicago, Illinois 60685.

/s/BERNARD L. HENGESBAUGH                            /s/DAVID L. STONE

Chief Executive Officer                              Group Vice President


VULR-104 (8/99)